Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 30, 2022	October 31, 2021

Assets

Current assets:
Cash and cash equivalents	$314,195	$276,670
Accounts receivable	170,673	174,447
Inventories	61,971	55,249
Other current assets	50,940	44,250

Total current assets	597,779	550,616

Property, plant and equipment, net	692,289	696,553
Other assets	45,180	47,033

Total assets	$1,335,248	$1,294,202

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$18,307	$22,248
Accounts payable and accrued liabilities	172,787	153,900

Total current liabilities	191,094	176,148

Long-term debt	78,540	89,446
Other liabilities	26,448	28,046

Photronics, Inc. shareholders' equity	838,425	823,692
Noncontrolling interests	200,741	176,870
Total equity	1,039,166	1,000,562

Total liabilities and equity	$1,335,248	$1,294,202